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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

  We consent to the inclusion in this registration statement on Form S-1 of Splash Technology Holdings, Inc. of our report dated October 14, 1996, except for Note 5 for which the date is October 16, 1996, and Note 7 for which the date is October 18, 1996 on our audits of the consolidated financial statements and financial statement schedule of Splash Technology Holdings, Inc. as of September 30, 1996 and for the eight months ended September 30, 1996 and five months ended June 30, 1996 and of the Predecessor Business as of September 30, 1995 and for the years ended September 30, 1994 and 1995 and the four months ended January 31, 1996. We also consent to the reference to our firm under the caption "Experts."

                                          Coopers & Lybrand L.L.P.

San Jose, California
July 28, 1997